Exhibit 1.1

TESORO LOGISTICS LP

13,000,000 Common Units
Representing Limited Partner Interests

UNDERWRITING AGREEMENT

New York, New York
April 19, 2011

Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith
    Incorporated
Credit Suisse Securities (USA) LLC
As Representatives of the several Underwriters,
c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

Tesoro Logistics LP, a limited partnership organized under the laws of Delaware (the “Partnership”), proposes to sell to the several underwriters named in Schedule I hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, 13,000,000 common units (the “Firm Units”), each representing a limited partner interest in the Partnership (the “Common Units”). The Partnership also proposes to grant to the Underwriters an option to purchase up to 1,950,000 additional Common Units to cover over-allotments, if any (the “Option Units;” the Option Units, together with the Firm Units, being hereinafter called the “Units”). Certain terms used herein are defined in Section 20 hereof.

It is understood and agreed to by all parties that the Partnership was formed by Tesoro Corporation, a Delaware corporation (“Tesoro”), to own, operate, develop and acquire crude oil and refined products logistics assets that were previously owned and operated directly or indirectly by Tesoro (the “Tesoro Logistics LP Business”), as described more particularly in the Preliminary Prospectus.

It is further understood and agreed to by all parties that as of the date hereof:

(a) Tesoro directly owns a 100% membership interest in Tesoro Logistics GP, LLC, a Delaware limited liability company and the sole general partner of the Partnership with a 2.0% general partner interest in the Partnership (the “General Partner”);

(b) Tesoro directly owns a 100% membership interest in Tesoro Alaska Company, a Delaware corporation (“Tesoro Alaska”);

(c) Tesoro directly owns a 100% membership interest in Tesoro Refining and Marketing Company, a Delaware corporation (“TRMC”);

(d) Tesoro directly owns a 100% membership interest in Tesoro High Plains Pipeline Company LLC, a Delaware limited liability company (“THPPLLC”);

(e) Tesoro directly owns a 98% limited partner interest in the Partnership;

(f) TRMC directly owns a 100% membership interest in Tesoro Logistics Operations LLC, a Delaware limited liability corporation (the “Operating Company”);

(g) Tesoro Alaska directly owns a 100% membership interest in Tesoro Alaska Logistics MLP LLC, a Delaware limited liability corporation (“TAL”);

(h) THPPLLC directly owns a 100% membership interest in Tesoro Trucking Operations LLC, a Delaware limited liability corporation (“Tesoro Trucking”);

(i) Tesoro Alaska has conveyed 100% of its Partnership-bound assets to TAL as a capital contribution;

(j) THPPLLC has contributed certain logistics assets to Tesoro Trucking;

(k) TRMC has conveyed its Partnership-bound assets to the Operating Company as a capital contribution; and

(l) THPPLLC has filed certain tariffs with the North Dakota Public Service Commission, namely Supplement No.5 to Tariff #63 and Tariff #83 and with the Federal Energy Regulatory Commission, namely Tariff #3.1.0 and Tariff #8.

The transactions contemplated in subsections (i) through (l) above are referred to herein as the “Pre-Offering Transactions.”

Immediately prior to or on the Closing Date (as defined herein), the following transactions will occur:

(a) Tesoro, the General Partner, the Partnership, Tesoro Alaska, TRMC and THPPLLC will enter into a Contribution, Conveyance and Assumption Agreement (including the other documents referred to therein, the “Contribution Agreement”) pursuant to which:

(i) Tesoro will contribute (a) an interest in THPPLLC (the “THPPLLC Interest”) with a value equal to 2.0% of the equity value of the Partnership immediately after the consummation of the transactions contemplated by the Contribution Agreement to the General Partner as a capital contribution and (b) $50 million, which constitutes the amount of cash to be distributed to the General Partner by the Partnership on the Closing Date;

(ii) the General Partner will contribute to the Partnership its THPPLLC Interest in exchange for (a) 622,649 general partner units representing an aggregate 2% general partner interest in the Partnership (the “General Partner Units”), (b) all of the incentive distribution rights (the “IDRs”) of the Partnership and (c) the right to receive a $50 million distribution from borrowings under the Partnership’s Credit Agreement (as defined herein); and

(iii) Tesoro will contribute its remaining interest in THPPLLC to the Partnership in exchange for (a) 6,785,124 subordinated units, each representing a limited partner interest in the Partnership (the “Subordinated Units”), representing an aggregate 21.8% ownership interest in the Partnership, (b) 1,002,938 Common Units representing an aggregate 3.2% ownership interest in the Partnership and (c) the right to receive $106.6 million in proceeds of the offering contemplated hereby, of which $0.2 million is to reimburse Tesoro for certain capital expenditures incurred by Tesoro with respect to THPPLLC;

(iv) TRMC will contribute to the Partnership its 100% interest in the Operating Company in exchange for (a) 7,909,891 Subordinated Units, representing a 25.4% limited partner interest in the Partnership, (b) 1,169,195 Common Units representing a 3.8% limited partner interest in the Partnership and (c) the rights to receive $124.2 million in proceeds, of which $2.3 million is to reimburse TRMC for certain capital expenditures incurred by TRMC with respect to the Partnership-bound assets owned by the Operating Company;

(v) Tesoro Alaska will contribute to the Partnership its 100% interest in TAL in exchange for (a) 559,875 Subordinated Units, representing an aggregate 1.8% ownership interest in the Partnership, (b) 82,757 Common Units representing an aggregate 0.3% ownership interest in the Partnership and (c) the rights to receive $8.8 million in proceeds, of which $0.1 million is to reimburse Tesoro Alaska for certain capital expenditures incurred by Tesoro Alaska with respect to the Partnership-bound assets owned by TAL;

The assets contributed to the Partnership as contemplated in subsections (ii) through (iv) above are collectively referred to herein as the “Partnership Contribution Assets.”

(b) the Partnership will contribute its interests in THPPLLC and TAL to the Operating Company as a capital contribution;

(c) THPPLLC will contribute its interests in Tesoro Trucking to the Operating Company;

(d) The Operating Company will enter into an agreement and plan of merger (the “Agreement and Plan of Merger”) with Tesoro Trucking and TAL, pursuant to which such parties will participate in a merger (the “Merger”) pursuant to which:

(i) Tesoro Trucking and TAL will merge with and into the Operating Company;

(ii) The Operating Company will survive and will retain all of its assets and liabilities; and

(iii) Tesoro Trucking and TAL will cease to exist.

(e) The Partnership, as borrower, and each of its subsidiaries, as guarantors, will enter into a $150 million senior secured credit agreement with Bank of America, N.A., as administrative agent, and the lenders party thereto (the “Credit Agreement”);

(f) The General Partner, the Partnership, TRMC, Tesoro Alaska and Tesoro Companies, Inc., a Delaware corporation (“TCI”) will enter into an omnibus agreement (the “Omnibus Agreement”), which addresses the provision by Tesoro and certain of its affiliates of personnel and general and administrative services to the Partnership and certain indemnification matters;

(g) TCI, TRMC, Tesoro Alaska, the Operating Company, THPPLLC and the General Partner will enter into an operational services agreement (the “Operational Services Agreement”), which addresses the provision by affiliates of Tesoro of operational services to the General Partner and certain subsidiaries of the Partnership;

(h) TRMC and THPPLLC will enter into a pipeline transportation services agreement (the “High Plains Pipeline Transportation Services Agreement”), pursuant to which TRMC will pay THPPLLC fees for gathering and transporting crude oil on the Partnership’s High Plains pipeline system;

(i) TRMC and the Operating Company will enter into a trucking transportation services agreement (the “Trucking Pipeline Transportation Services Agreement”), pursuant to which TRMC will pay the Operating Company fees for crude oil trucking and related services and scheduling and dispatching services that the Operating Company will provide through its High Plains truck-based crude oil gathering operation;

(j) TRMC, Tesoro Alaska and the Operating Company will enter into a master terminalling services agreement (the “Master Terminalling Services Agreement”), pursuant to which TRMC and Tesoro Alaska will pay the Operating Company fees for providing terminalling services at its eight refined products terminals;

(k) TRMC and the Operating Company will enter into a pipeline transportation services agreement (the “Short-Haul Pipeline Transportation Services Agreement”), pursuant to which TRMC will pay the Operating Company fees for transporting crude oil and refined products on its five Salt Lake City short-haul pipelines;

(l) TRMC and the Operating Company will enter into a storage and transportation services agreement (the “Storage and Transportation Services Agreement”), pursuant to which TRMC will pay the Operating Company fees for storing crude oil and refined products at its Salt Lake City storage facility and transporting crude oil and refined products between the storage facility and the Operating Company’s Salt Lake City refinery through interconnecting pipelines on a dedicated basis;

(m) The public offering of the Firm Units contemplated hereby will be consummated;

(n) The Partnership will use the net proceeds received from the sale of the Units as provided in the “Use of Proceeds” section of the Registration Statement;

(o) The Partnership will redeem Tesoro’s 98% limited partner interest in the Partnership and refund and distribute to Tesoro the initial contribution, in the amount of $980; and

(p) The Operating Company will borrow $50.0 million under the Credit Agreement to fund an additional cash distribution to the Partnership and then to the General Partner and the General Partner will loan such amount to Tesoro, and such loan will be evidenced by a promissory note.

The Pre-Offering Transactions together with the transactions contemplated in subsections (a) through (o) above are collectively referred to herein as the “Transactions.” In connection with the consummation of the Merger, the parties to these Transactions entered into, as applicable, merger agreements and certificates and articles of merger (the “Merger Documents”). In connection with the Transactions, the parties to the Transactions have entered or will enter into various transfer agreements, conveyances, contribution agreements and related documents (collectively, and together with the Merger Documents and the Contribution Agreement, the “Contribution Documents”). The Contribution Documents, the Omnibus Agreement, the Credit Agreement, the Operational Services Agreement, the High Plains Pipeline Transportation Services Agreement, the Trucking Transportation Services Agreement, the Master Terminalling Services Agreement, the Short-Haul Pipeline Transportation Services Agreement and the Storage and Transportation Services Agreement shall be collectively referred to as the “Transaction Documents.” Tesoro, the Partnership, the General Partner, TRMC and Tesoro Alaska are hereinafter collectively referred to as the “Tesoro Parties.” The Partnership, the General Partner, the Operating Company, TAL, Tesoro Trucking and THPPLLC are herein collectively referred to as the “Partnership Entities,” and, together with the Tesoro Parties and TCI, the “Tesoro Entities.”

This is to confirm the agreement among the Tesoro Parties and the Underwriters concerning the purchase by the Underwriters of the Firm Units and of the Option Units, if any, from the Partnership by the Underwriters.

1. Representations and Warranties. Each of the Tesoro Parties, jointly and severally, represents and warrants to, and agrees with, each Underwriter as set forth below in this Section 1.

(a) The Partnership has prepared and filed with the Commission a registration statement (file number 333-171525) on Form S-1, including a related preliminary prospectus, for registration under the Act of the offering and sale of the Units. Such Registration Statement, including all amendments thereto filed prior to the Execution Time, has become effective. The Partnership may have filed one or more amendments thereto, including a related preliminary prospectus, each of which has previously been furnished to you. The Partnership will file with the Commission a final prospectus in accordance with Rule 424(b). As filed, such final prospectus shall contain all information required by the Act and the rules and regulations of the Commission thereunder and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the latest Preliminary Prospectus) as the Partnership has advised you, prior to the Execution Time, will be included or made therein.

(b) No stop order suspending the effectiveness of the Registration Statement, any post-effective amendment thereto or the Rule 462(b) Registration Statement, if any, has been issued and no proceeding for that purpose has been initiated or, to the knowledge of any of the Tesoro Parties, threatened by the Commission. No order preventing or suspending the use of any Preliminary Prospectus or any Issuer Free Writing Prospectus has been issued and no proceeding for that purpose has been initiated or, to the knowledge of the Tesoro Parties, threatened by the Commission.

(c) Each Preliminary Prospectus, at the time of filing thereof, complied in all material respects with the requirements of the Act and the rules and regulations of the Commission thereunder, and did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. On the Effective Date, the Registration Statement did, and when the Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date and on any date on which Option Units are purchased, if such date is not the Closing Date (a “settlement date”), the Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Act and the rules and regulations of the Commission thereunder; on the Effective Date and at the Execution Time, the Registration Statement did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date and any settlement date, the Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Partnership makes no representations or warranties as to the information contained in or omitted from the Registration Statement, each Preliminary Prospectus or the Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Partnership by or on behalf of any Underwriter through the Representatives specifically for inclusion in the Registration Statement, each Preliminary Prospectus or the Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8 hereof.

(d) As of the Execution Time and each settlement date, (i) the Disclosure Package and the price to the public, the number of Firm Units and the number of Option Units to be included on the cover page of the Prospectus, when taken together as a whole, and (ii) each electronic road show, when taken together as a whole with the Disclosure Package, and the price to the public, the number of Firm Units and the number of Option Units to be included on the cover page of the Prospectus, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Partnership by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(e) Each of the statements made by the Partnership in the Registration Statement and the Disclosure Package and to be made in the Prospectus (and any supplements thereto) within the coverage of Rule 175(b) under the Securities Act, including (but not limited to) any statements with respect to projected results of operations, estimated available cash and future cash distributions of the Partnership, and any statements made in support thereof or related thereto under the heading “Cash Distribution Policy and Restrictions on Distributions” or the anticipated ratio of taxable income to distributions, was made or will be made with a reasonable basis and in good faith.

(f) The Partnership has made available a “bona fide electronic road show” (as defined in Rule 433) such that no filing of any “road show” (as defined in Rule 433(h)) is required in connection with the offering of the Units.

(g) (i) At the time of filing the Registration Statement and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Partnership was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Partnership be considered an Ineligible Issuer.

(h) Each Issuer Free Writing Prospectus does not include any information that conflicts with the information contained in the Registration Statement, the Preliminary Prospectus or the Prospectus, including any document incorporated by reference therein that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Partnership by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(i) Each of the Tesoro Entities has been duly formed or incorporated and is validly existing as a limited partnership, limited liability company or corporation, as applicable, in good standing under the laws of its jurisdiction of organization with full power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party, to own or lease and to operate its properties currently owned or leased or to be owned or leased on the Closing Date and each settlement date and conduct its business as currently conducted or as to be conducted on the Closing Date and each settlement date, in each case as described in the Disclosure Package and the

Prospectus. Each of the Partnership Entities is, or at the Closing Date and each settlement date will be, duly qualified to do business as a foreign limited partnership or limited liability company (other than TAL and Tesoro Trucking, which will merge out of existence pursuant to the Merger), as applicable, and is in good standing under the laws of each jurisdiction which requires, or at the Closing Date and each settlement date will require, such qualification, except where the failure to be so qualified or registered would not have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties, taken as a whole, whether or not arising from transactions in the ordinary course of business, of the Partnership Entities (a “Material Adverse Effect”), or subject the limited partners of the Partnership to any material liability or disability.

(j) The General Partner has, and, on the Closing Date and each settlement date, will have, full power and authority to act as general partner of the Partnership in all material respects as described in the Disclosure Package and Prospectus.

(k) Tesoro owns, and on the Closing Date and each settlement date, will own, all of the issued and outstanding membership interests of the General Partner; such membership interests have been duly authorized and validly issued in accordance with the limited liability company agreement of the General Partner (as the same may be amended or restated at or prior to the Closing Date, the “GP LLC Agreement”), and are fully paid (to the extent required by the GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”)); and, with the exception of restrictions on transferability in the GP LLC Agreement or as described in the Disclosure Package and the Prospectus, Tesoro owns the such membership interests free and clear of all liens, encumbrances, security interests, charges or other claims (“Liens”).

(l) The General Partner is, and on the Closing Date and each settlement date, will be, the sole general partner of the Partnership with a 2.0% general partner interest in the Partnership; such general partner interest has been duly authorized and validly issued in accordance with the agreement of limited partnership of the Partnership (as the same may be amended and/or restated at or prior to the Closing Date, the “Partnership Agreement”); and the General Partner will own such general partner interest free and clear of all Liens (except restrictions on transferability as described in the Disclosure Package and the Prospectus).

(m) On the Closing Date and each settlement date, after giving effect to the Transactions, Tesoro will own 1,002,938 Common Units and 6,785,124 Subordinated Units (the “Tesoro Units”), TRMC will own 1,169,195 Common Units and 7,909,891 Subordinated Units (the “TRMC Units”) and Tesoro Alaska will own 82,757 Common Units and 559,875 Subordinated Units (the “Tesoro Alaska Units”; and together with the Tesoro Units and the TRMC Units, the “Sponsor Units”) and the General Partner will own 100% of the IDRs; all of such Sponsor Units and IDRs and the limited partner interests represented thereby will be duly authorized and validly issued in accordance with the Partnership Agreement, and will be fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware Limited Partnership Act (the “Delaware LP Act”)); and Tesoro will own the Tesoro Units, TRMC will own the TRMC Units and Tesoro Alaska will own the Tesoro Alaska Units and the General Partner will own the IDRs, in each case free and clear of all Liens.

(n) On the Closing Date and each settlement date, after giving effect to the Transactions, the Partnership will own all of the issued and outstanding membership interests of the Operating Company; such membership interests will be duly authorized and validly issued in accordance with the limited liability company agreement of the Operating Company (as the same may be amended or restated at or prior to the Closing Date, the “Operating Company LLC Agreement”), and will be fully paid (to the extent required by the Operating Company LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and, with the exception of the pledge of membership interests as collateral under the Credit Agreement and related security documents, restrictions on transferability in the Operating Company LLC Agreement or as described in the Disclosure Package and the Prospectus, the Partnership will own such membership interests free and clear of all Liens.

(o) On the Closing Date and each settlement date, after giving effect to the Transactions, the Operating Company will own all of the issued and outstanding membership interests of THPPLLC; such membership interests will be duly authorized and validly issued in accordance with the limited liability company agreement of the THPPLLC (as the same may be amended or restated at or prior to the Closing Date, the “THPPLLC LLC Agreement”), and will be fully paid (to the extent required by the THPPLLC LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and, with the exception of the pledge of membership interests as collateral under the Credit Agreement, restrictions on transferability in the THPPLLC LLC Agreement or as described in the Disclosure Package and the Prospectus the Operating Company will own such membership interests free and clear of all Liens.

(p) The Units to be purchased by the Underwriters from the Partnership have been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement and, when issued and delivered by the Partnership pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-607 and 17-804 of the Delaware LP Act).

(q) At the Closing Date, after giving effect to the Transactions and the offering of the Firm Units as contemplated by this Agreement, the issued and outstanding partnership interests of the Partnership will consist of 15,254,890 Common Units, 15,254,890 Subordinated Units and 622,649 General Partner Units. Other than the Sponsor Units and the IDRs, the Units will be the only limited partner interests of the Partnership issued and outstanding on the Closing Date and each settlement date.

(r) Other than its ownership of its 2% general partner interest in the Partnership and the IDRs, the General Partner will not, on the Closing Date and each settlement date, own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity. Other than (i) the Partnership’s ownership of a 100% membership interest in the Operating Company and (ii) the Operating Company’s ownership of a 100% membership interest in THPPLLC, none of the Partnership, the Operating Company or THPPLLC will, on the Closing Date and each settlement date, own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(s) Except as described in the Disclosure Package and the Prospectus, there are no (i) preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities of the Partnership Entities or TAL or (ii) outstanding options or warrants to purchase any securities of the Partnership Entities or TAL. Neither the filing of the Registration Statement nor the offering or sale of the Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Units or other securities of the Partnership.

(t) All Merger Documents relating to the Merger required to be filed will be filed on or before the Closing Date. The Merger will become effective under the Delaware General Corporation Law on or before the Closing Date.

(u) Each of the Tesoro Parties has all requisite power and authority to execute and deliver this Agreement and perform its respective obligations hereunder. The Partnership has all requisite partnership power and authority to issue, sell and deliver (i) the Units, in accordance with and upon the terms and conditions set forth in this Agreement, the Partnership Agreement, the Registration Statement, the Disclosure Package and the Prospectus and (ii) the Sponsor Units and IDRs, in accordance with and upon the terms and conditions set forth in the Partnership Agreement and the Contribution Agreement. On the Closing Date and each settlement date, all corporate, partnership and limited liability company action, as the case may be, required to be taken by the Tesoro Parties or any of their stockholders, members or partners for the authorization, issuance, sale and delivery of the Units, the Sponsor Units and the IDRs, the execution and delivery by the Tesoro Parties of the Operative Agreements (as defined herein) and the consummation of the transactions (including the Transactions) contemplated by this Agreement and the Operative Agreements, shall have been validly taken.

(v) This Agreement has been duly authorized, executed and delivered by each of the Tesoro Parties.

(w) At or before the Closing Date:

(i) the Partnership Agreement will have been duly authorized, executed and delivered by the General Partner, Tesoro, Tesoro Alaska and TRMC and will be a valid and legally binding agreement of the General Partner and

Tesoro, Tesoro Alaska and TRMC, enforceable against the General Partner and Tesoro, Tesoro Alaska and TRMC in accordance with its terms;

(ii) the GP LLC Agreement will have been duly authorized, executed and delivered by Tesoro and will be a valid and legally binding agreement of Tesoro, enforceable against Tesoro in accordance with its terms;

(iii) the Operating Company LLC Agreement will have been duly authorized, executed and delivered by the Partnership and will be a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms;

(iv) the Operating Company will be the sole member of THPPLLC, and will be subject to the terms of the THPPLLC LLC Agreement, which will be a valid and legally binding agreement of the Operating Company, enforceable against the Operating Company in accordance with its terms;

(v) the Omnibus Agreement will have been duly authorized, executed and delivered by each of the parties thereto and will be a valid and legally binding agreement of each of them, enforceable against each of them in accordance with its terms;

(vi) the Credit Agreement will have been duly authorized, executed and delivered by the Partnership and will be a valid and legally binding agreement of the Partnership, enforceable against the Partnership, in accordance with its terms;

(vii) each of the High Plains Pipeline Transportation Services Agreement, the Trucking Transportation Services Agreement, the Master Terminalling Services Agreement the Short-Haul Pipeline Transportation Agreement and the Storage and Transportation Agreement will have been duly authorized, executed and delivered by each of the parties thereto and will be a valid and legally binding agreement of each respective party thereto, enforceable against such respective parties, in accordance with its terms;

(viii) the Contribution Documents will have been duly authorized, executed and delivered by the Tesoro Entities party thereto and will be valid and legally binding agreements of the Tesoro Entities party thereto, enforceable against such Tesoro Entities party thereto in accordance with their respective terms;

provided, that, with respect to each agreement described in this Section 1(w), the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); provided further; that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable laws and public policy.

The Partnership Agreement, the GP LLC Agreement, the Operating Company LLC Agreement, the THPPLLC LLC Agreement and the Transaction Documents are herein collectively referred to as the “Operative Agreements.”

(x) None of (i) the offering, issuance or sale by the Partnership of the Units, (ii) the execution, delivery and performance of this Agreement and the Operative Agreements by the Tesoro Entities that are parties hereto or thereto, as the case may be, (iii) the consummation of the Transactions and any other transactions contemplated by this Agreement or the Operative Agreements or (iv) the application of the proceeds as described under the caption “Use of Proceeds” in the Disclosure Package and the Prospectus conflict or will conflict with, or result or will result in, a breach or violation of or a default under (or an event that, with notice or lapse of time or both would constitute such an event), or imposition of any lien, charge or encumbrance upon any property or assets of any of the Partnership Entities pursuant to, (i) the partnership agreement, limited liability company agreement, certificate of limited partnership, certificate of formation or conversion, certificate of articles of incorporation, bylaws or other constituent document (collectively, the “Organizational Documents”) of any of the Tesoro Entities, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which any Tesoro Entity is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to any Tesoro Entity of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over any Tesoro Entity or any of their properties in a proceeding to which any of them or their property is a party, except in the case of clause (ii), Liens arising under the security documents for the collateral pledged under the Credit Agreement and except in the case of clause (iii), where such breach or violation would not have a Material Adverse Effect.

(y) No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, governmental agency or body having jurisdiction over any of the Tesoro Entities or any of their properties or assets is required in connection with the offering, issuance or sale by the Partnership of the Units, the execution, delivery and performance of this Agreement by the Tesoro Parties, the execution, delivery and performance by the Tesoro Entities that are parties thereto of their respective obligations under the Operative Agreements or the consummation of the Transactions or any other transactions contemplated by this Agreement or the Operative Agreements other than (i) registration of the Units under the Act, which has been effected (or, with respect to any registration statement to be filed hereunder pursuant to Rule 462(b) under the Act, will be effected in accordance herewith), (ii) any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Units are being offered by the Underwriters, (iii) under the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”) and (iv) consents that have been, or prior to the Closing Date will be, obtained, except in the case of clause (iv) where the failure to obtain such consent would not have a Material Adverse Effect.

(z) None of the Tesoro Entities is in violation, breach or default (or, with the giving of notice or lapse of time, would be in violation, breach or default) of (i) any provision of its Organizational Documents, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument relating to the Tesoro Logistics LP Business or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, governmental, regulatory or administrative authority, agency or body, arbitrator or other authority having jurisdiction over the any of the Tesoro Parties or any of its properties, as applicable, or (iv) the Operative Agreements, except in the cases of clauses (ii) and (iii) where such violation, breach or default would not have a Material Adverse Effect.

(aa) The Units, when issued and delivered in accordance with the terms of the Partnership Agreement and this Agreement against payment therefor as provided therein and herein, will conform, and the Sponsor Units, the General Partner Units and the IDRs conform, or when issued and delivered in accordance with the terms of the Partnership Agreement will conform, in all material respects to the description thereof contained in the Disclosure Package and the Prospectus.

(bb) No labor problem or dispute with the employees of any of the Tesoro Entities who are engaged in the Tesoro Logistics LP Business exists or is threatened or imminent, and the Tesoro Parties are not aware of any existing or threatened or imminent labor disturbance by the employees of any of the Tesoro Entities’ principal suppliers, contractors or customers, that could have a Material Adverse Effect.The Transaction Documents will be legally sufficient to transfer or convey to the Partnership and its subsidiaries satisfactory title to, or valid rights to use or manage all properties not already held by it that are, individually or in the aggregate, required to enable the Partnership and its subsidiaries to conduct their operations in all material respects as contemplated by the Disclosure Package and the Prospectus. The Partnership and it subsidiaries, upon execution and delivery of the Transaction Documents, will succeed in all material respects to the business, assets, properties, liabilities and operations reflected by the pro forma combined financial statements of the Partnership.

(cc) The historical combined financial statements and schedules of the predecessor to the Partnership and its consolidated subsidiaries included in the Registration Statement, the Preliminary Prospectus and the Prospectus present fairly the financial condition, results of operations and cash flows of the predecessor to the Partnership as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the Act and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The pro forma combined financial statements of the Partnership and its consolidated subsidiaries included in the Registration Statement, the Preliminary Prospectus and the Prospectus include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect an appropriate application of those adjustments to the historical combined financial statement amounts in the pro forma combined financial statements included in the Registration Statement, the Preliminary Prospectus and the Prospectus. The pro forma combined financial statements of the Partnership and its consolidated subsidiaries included in the Registration Statement, the Preliminary Prospectus and the Prospectus comply as to form in all material respects with the applicable accounting requirements of the Act (including, without limitation, Regulations S-X and G of the Act), the Exchange Act, Item 10 under Regulation S-K and Financial Interpretation No. 46 and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements. The summary historical and pro forma financial and operating information set forth in the Registration Statement, the Preliminary Prospectus and the Prospectus under the caption “Summary—Summary Historical and Pro Forma Combined Financial and Operating Data” and the selected historical and pro forma financial and operating information set forth under the caption “Selected Historical and Pro Forma Combined Financial and Operating Data” in the Registration Statement, the Preliminary Prospectus and the Prospectus is accurately presented in all material respects and prepared on a basis consistent with the audited and unaudited historical financial statements and pro forma financial statements, as applicable, from which it has been derived, unless expressly noted otherwise. The assumptions and forecasts underlying the pro forma information set forth under the caption “Cash Distribution Policy and Restrictions on Distributions—Estimated EBITDA for the Twelve Months Ending March 31, 2012,” “Cash Distribution Policy and Restrictions on Distributions—Unaudited Pro Forma Available Cash for the Year Ended December 31, 2010” and the related notes in the Registration Statement, the Preliminary Prospectuses and the Prospectus (and any similar information, if any, contained in any Permitted Free Writing Prospectus (as defined herein)) are, in the informed judgment of management of the Partnership Entities, reasonable and with respect to the pro forma information set forth under the caption “Cash Distribution Policy and Restrictions on Distributions— Unaudited Pro Forma Available Cash for the Year Ended December 31, 2010” and the related notes, the pro forma adjustments used therein are appropriate to give effect to the transactions or circumstances described therein and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements and data; there are no financial statements (historical or pro forma) that are required to be included in the Registration Statement, any Preliminary Prospectus or the Prospectus that are not so included as required; the Partnership Entities do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the Registration Statement (excluding the exhibits thereto), each Preliminary Prospectus and the Prospectus; and all disclosures contained in the Registration Statement, the Preliminary Prospectuses, the Prospectus and each Permitted Free Writing Prospectus (as defined herein) regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G and Item 10 of Regulation S-K under the Act, to the extent applicable

(dd) Ernst & Young LLP, who has certified certain financial statements of the predecessor to the Partnership and its consolidated subsidiaries, the Partnership and its consolidated subsidiaries and delivered its report with respect to the audited consolidated financial statements and schedules included in the Disclosure Package and the Prospectus, is an independent registered public accounting firm with respect to the Partnership within the meaning of the Act and the applicable published rules and regulations thereunder.

(ee) Except as described in the Disclosure Package and the Prospectus, no action, suit, proceeding, inquiry or investigation by or before any court or governmental or other regulatory or administrative agency, authority or body or any arbitrator involving any of the Tesoro Entities or its or their property is pending or, to the knowledge of the Tesoro Parties, threatened or contemplated that (i) would individually or in the aggregate have a material adverse effect on the performance of this Agreement or any of the Operative Agreements or the consummation of any of the transactions contemplated herein or therein (including the Transactions); (ii) would individually or in the aggregate have a Material Adverse Effect; or (iii) that are required to be described in the Disclosure Package or the Prospectus but are not described as required.

(ff) Following consummation of the Transactions and on the Closing Date and each settlement date, the Partnership Entities will have indefeasible title to all real property and good title to all personal property described in the Disclosure Package or the Prospectus as owned by the Partnership Entities, free and clear of all Liens except as do not materially interfere with the use of such properties taken as a whole as they have been used in the past and are proposed to be used in the future as described in the Disclosure Package and the Prospectus; provided, that, with respect to any real property and buildings held under lease by the Partnership Entities, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions as do not materially interfere with the use of the properties of the Partnership Entities taken as a whole as they have been used in the past as described in the Disclosure Package and the Prospectus and are proposed to be used in the future as described in the Disclosure Package and the Prospectus.

(gg) On the Closing Date and each settlement date, after giving effect to the Transactions, the Partnership Entities will have such easements or rights-of-way from each person (collectively, “rights-of-way”) as are necessary to conduct their business in the manner described, and subject to the limitations contained, in the Disclosure Package and the Prospectus, except for (i) qualifications, reservations and encumbrances that would not have, individually or in the aggregate, a Material Adverse Effect and (ii) such rights-of-way that, if not obtained, would not have, individually or in the aggregate, a Material Adverse Effect; the Partnership Entities have, or following consummation of the Transactions will have, fulfilled and performed all their material obligations with respect to such rights-of-way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not have a Material Adverse Effect; and, except as described in the Disclosure Package and the Prospectus, none of such rights-of-way contains any restriction that is materially burdensome to the Partnership Entities, taken as a whole.

(hh) There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Partnership or sale by the Partnership of the Units.

(ii) Each of the Partnership Entities has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof, except in any case in which the failure so to file would not have a Material Adverse Effect and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect.

(jj) The Tesoro Entities carry or are entitled to the benefits of, insurance relating to the Tesoro Logistics LP Business, with reputable insurers, in such amounts and covering such risks as is commercially reasonable, and all such insurance is in full force and effect. The Tesoro Parties have received no notice from such insurers that the Tesoro Entities will not be able to (i) renew their existing insurance coverage relating to the Tesoro Logistics LP Business as and when such policies expire or (ii) obtain comparable coverage relating to the Tesoro Logistics LP Business as may be necessary or appropriate to conduct such business as now conducted and at a cost that would not have a Material Adverse Effect.

(kk) On the Closing Date and each settlement date, after giving effect to the Transactions, no direct or indirect subsidiary of the Partnership will be prohibited, directly or indirectly, from paying any distributions to the Partnership, from making any other distribution on such subsidiary’s equity interests, from repaying to the Partnership any loans or advances to such subsidiary from the Partnership or from transferring any of such subsidiary’s property or assets to the Partnership or any other subsidiary of the Partnership, except as described in or contemplated by the Disclosure Package and the Prospectus.

(ll) The Tesoro Entities possess all such valid and current licenses, certificates, permits and other authorizations issued by the appropriate foreign, federal, state or local regulatory authorities as are necessary to own or lease their respective properties and to conduct the Tesoro Logistics LP Business, except to the extent that failure to possess any of the foregoing, individually or in the aggregate, would not have a Material Adverse Effect, and none of the Tesoro Entities has received any notice of proceedings relating to the revocation or modification of, or noncompliance with, any such license, certificate, permit or authorization which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(mm) To the extent applicable to the Tesoro Logistics LP Business or the Partnership Contribution Assets, the Tesoro Parties are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability under any environmental law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as described in or contemplated in the Disclosure Package and the Prospectus. To the extent applicable to the Tesoro Logistics LP Business or the Partnership Contribution Assets, except as described in the Disclosure Package and the Prospectus, none of the Tesoro Parties has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(nn) In the ordinary course of its business, the Tesoro Parties periodically review the effect of Environmental Laws on their business, operations and properties, in the course of which they identify and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Tesoro Parties have concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as described in or contemplated in the Disclosure Package and the Prospectus.

(oo) The Tesoro Entities own, possess, license or have other rights to use, on reasonable terms, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of the Tesoro Logistics LP Business as now conducted or as proposed in the Prospectus to be conducted.

(pp) No relationship, direct or indirect, exists between or among any Partnership Entity, on the one hand, and the directors, officers, stockholders, affiliates, customers or suppliers of any Partnership Entity, on the other hand, that is required to be described in the Preliminary Prospectus or the Prospectus and is not so described.

(qq) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the Tesoro Parties are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published governmental interpretations thereunder (“ERISA”); (ii) no “reportable event” (as defined in Section 4043(c) ERISA) has occurred with respect to any “pension plan” (as defined in Section 3(2) of ERISA) for which any Tesoro Party would have any liability, excluding any reportable event for which a waiver could apply; (iii) neither the Partnership nor any member of the Tesoro Parties has incurred, nor does any such entity expect to incur, liability under (a) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (b) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published governmental interpretations thereunder (the “Code”) with respect to any “pension plan”; (iv) each “pension plan” for which the any Tesoro Party would have any liability that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination or opinion letter from the Internal Revenue Service to the effect that it is so qualified and, to the knowledge of the Tesoro Parties, nothing has occurred, whether by action or by failure to act, which could reasonably be expected to cause the loss of such qualification; and (v) no Tesoro Party has incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for payment of premiums in the ordinary course of business).

(rr) Since the date of the latest audited financial statements included in the Registration Statement, the Disclosure Package and the Prospectus, the Partnership Contribution Assets have not sustained any loss or interference from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree, otherwise than as set forth or contemplated in the Registration Statement, the Disclosure Package and the Prospectus and other than as would not reasonably be expected to have a Material Adverse Effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby. Subsequent to the respective dates as of which information is given in the Registration Statement, the Disclosure Package and the Prospectus, in each case excluding any amendments or supplements to the foregoing made after the execution of this Agreement, there has not been (i) any material adverse change, or any development involving a prospective material adverse change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the Partnership Entities taken as a whole, whether or not arising from transactions in the ordinary course of business, except as described in the Disclosure Package and the Prospectus (exclusive of any supplement thereto) or (ii) any dividend or distribution of any kind declared, paid or made on the security interests of any of the Partnership Contribution Assets, in each case other than as described in the Registration Statement, the Disclosure Package and the Prospectus.

(ss) The Contribution Documents will be legally sufficient to transfer or convey to the Partnership Entities all properties not already held by them that are, individually or in the aggregate, required to enable the Partnership Entities to conduct their operations in all material respects as contemplated by the Prospectus and the Disclosure Package. Upon execution and delivery of the Contribution Documents, the Partnership Entities will succeed in all material respects to the business, assets, properties, liabilities and operations reflected by the pro forma financial statements of the Partnership.

(tt) There is no franchise, contract or other document of a character required to be described in the Registration Statement or the Prospectus, or to be filed as an exhibit to the Registration Statement, that is not described or filed as required (and the Preliminary Prospectus contains in all material respects the same description of the foregoing matters contained in the Prospectus).

(uu) At the Effective Date, the Partnership Entities and, to the knowledge of the Parties, the officers and directors of the General Partner, in their capacities as such were, and on the Closing Date, will be, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the Commission and New York Stock Exchange (the “NYSE”) promulgated thereunder.

(vv) None of the Partnership Entities is now, and immediately following the sale of the Units to be sold by the Partnership hereunder and application of the net proceeds from such sale as described in the Disclosure Package and the Prospectus under the caption “Use of Proceeds” will be an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(ww) The Partnership Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Partnership Entities’ internal controls over financial reporting are effective and none of the Tesoro Parties are aware of any material weaknesses in their internal control over financial reporting.

(xx) The Partnership has established and maintains “disclosure controls and procedures” (as is defined in Rule 13a-15(e) under the Exchange Act); and (i) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports it files or will file or submit under the Exchange Act, as applicable, is accumulated and communicated to management of the General Partner and each other Partnership Entity, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and (ii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act.

(yy) None of the Tesoro Entities has taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Units.

(zz) The Partnership Entities have not extended credit in the form of a personal loan made, directly or indirectly, by any of the Partnership Entities to any director or executive officer of any of the Partnership Entities or to any family member or affiliate of any director or executive officer of any of the Partnership Entities.

(aaa) No Tesoro Entity nor, to the knowledge of any of the Tesoro Parties, any director, officer, agent, employee or affiliate of any Partnership Entity, has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Tesoro Entities and, to the knowledge of any of the Tesoro Parties, their affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(bbb) The operations of each of the Tesoro Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Tesoro Entities with respect to the Money Laundering Laws is pending or, to the knowledge of each of the Tesoro Parties, threatened.

(ccc) No Tesoro Entity nor, to the knowledge of any of the Tesoro Parties, any director, officer, agent, employee or affiliate of any Tesoro Party, is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Partnership Entities will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(ddd) Except as described in the Disclosure Package and the Prospectus, no Tesoro Entity (i) has any material lending or other relationship with any bank or lending affiliate of any of the Underwriters and (ii) intends to use any of the proceeds from the sale of the Units hereunder to repay any outstanding debt owed to any affiliate of the Underwriters.

(eee) The sale and issuance of the Sponsor Units to Tesoro, TRMC and Tesoro Alaska, the General Partner Units to the General Partner and the IDRs to the General Partner are exempt from the registration requirements of the Act, the rules and regulations and the securities laws of any state having jurisdiction with respect thereto, and none of the Tesoro Parties has taken or will take any action that would cause the loss of such exemption.

(fff) All statistical and market-related data included in the Registration Statement, the Preliminary Prospectus or the Prospectus are based on or derived from sources that the Partnership believes to be reliable and accurate, and the Partnership has obtained the written consent to the use of such data from such sources to the extent required.

(ggg) None of the Tesoro Entities has distributed and, prior to the later to occur of the Closing Date or any settlement date and completion of the distribution of the Units, will distribute any offering material in connection with the offering and sale of the Units other than any Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus to which the Representatives have consented in accordance with this Agreement, any other materials, if any, permitted by the Act, including Rule 134.

(hhh) The Units have been approved to be listed on the NYSE, subject only to official notice of issuance.

(iii) To the knowledge of the Tesoro Parties, there are no affiliations or associations between any member of FINRA and any of the General Partner’s officers or directors or the Partnership’s 5% or greater security holders, except as described in the Registration Statement, the Disclosure Package and the Prospectus.

(jjj) The Operating Company and THPPLLC are the only significant subsidiaries of the Partnership as defined by Rule 1-02 of Regulation S-X.

Any certificate signed by any officer of any of the Tesoro Parties and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Units shall be deemed a representation and warranty by each of the Tesoro Parties, as to matters covered thereby, to each Underwriter.

2. Purchase and Sale.

(a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Partnership agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Partnership, at a purchase price of $19.6875 per unit, the amount of the Firm Units set forth opposite such Underwriter’s name in Schedule I hereto.

(b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Partnership hereby grants an option to the several Underwriters to purchase, severally and not jointly, up to 1,950,000 Option Units at the same purchase price per unit as the Underwriters shall pay for the Firm Units, less and amount per unit equal to any dividends or distributions declared by the Partnership and payable on the Firm Units but not payable on the Option Units. Said option may be exercised only to cover over-allotments in the sale of the Firm Units by the Underwriters. Said option may be exercised in whole or in part at any time on or before the 30th day after the date of the Prospectus upon written or telegraphic notice by the Representatives to the Partnership setting forth the number of Option Units as to which the several Underwriters are exercising the option and the settlement date. The number of Option Units to be purchased by each Underwriter shall be the same percentage of the total number of Option Units to be purchased by the several Underwriters as such Underwriter is purchasing of the Firm Units, subject to such adjustments as the Representatives in their absolute discretion shall make to eliminate any fractional Units.

3. Delivery and Payment. Delivery of and payment for the Firm Units and the Option Units (if the option provided for in Section 2(b) hereof shall have been exercised on or before the third Business Day immediately preceding the Closing Date) shall be made at 9:00 AM, Houston, Texas time, on April 26, 2011, or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Partnership or as provided in Section 9 hereof (such date and time of delivery and payment for the Units being herein called the “Closing Date”). Delivery of the Units shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Partnership by wire transfer payable in same-day funds to an account specified by the Partnership. Delivery of the Firm Units and the Option Units shall be made through the facilities of The Depository Trust Partnership (“DTC”) unless the Representatives shall otherwise instruct.

If the option provided for in Section 2(b) hereof is exercised after the third Business Day immediately preceding the Closing Date, the Partnership will deliver the Option Units (at the expense of the Partnership) to the Representatives, at 388 Greenwich Street, New York, New York, on the date specified by the Representatives (which shall be within three Business Days after exercise of said option) for the respective accounts of the several Underwriters, against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Partnership by wire transfer payable in same-day funds to an account specified by the Partnership. If settlement for the Option Units occurs after the Closing Date, the Partnership will deliver to the Representatives on the settlement date for the Option Units, and the obligation of the Underwriters to purchase the Option Units shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Units for sale to the public at the price as set forth in the Prospectus.

5. Agreements. Each of the Tesoro Parties, jointly and severally, agrees with the several Underwriters that:

(a) Prior to the termination of the offering of the Units, the Partnership will not file any amendment of the Registration Statement or supplement to the Prospectus or any Rule 462(b) Registration Statement unless the Partnership has furnished the Representatives a copy for their review prior to filing and will not file any such proposed amendment or supplement to which the Representatives reasonably object. The Partnership will cause the Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representatives of such timely filing. The Partnership will promptly advise the Representatives (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b) or when any Rule 462(b) Registration Statement shall have been filed with the Commission, (ii) when, prior to termination of the offering of the Units, any amendment to the Registration

Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Partnership of any notification with respect to the suspension of the qualification of the Units for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Partnership will use its best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b) If, at any time prior to the filing of the Prospectus pursuant to Rule 424(b), any event occurs as a result of which (i) the Disclosure Package or any Issuer Free Writing Prospectus would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading or (ii) any Issuer Free Writing Prospectus would conflict with the information in the Registration Statement or the Prospectus, the Partnership will (A) notify promptly the Representatives so that any use of the Disclosure Package or the Issuer Free Writing Prospectus, as the case may be, may cease until it is amended or supplemented; (B) amend or supplement the Disclosure Package or the Issuer Free Writing Prospectus, as the case may be, to correct such statement, omission or conflict; and (C) supply any amendment or supplement to the Representatives in such quantities as it may reasonably request.

(c) If, at any time when a prospectus relating to the Units is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, or if it shall be necessary to amend the Registration Statement or supplement the Prospectus to comply with the Act or the rules thereunder, the Partnership promptly will (i) notify the Representatives of any such event; (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 5, an amendment or supplement which will correct such statement or omission or effect such compliance; and (iii) supply any supplemented Prospectus to the Representatives in such quantities as they may reasonably request.

(d) As soon as practicable, the Partnership will make generally available to its unitholders and to the Representatives an earnings statement or statements of the Partnership and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act.

(e) The Partnership will furnish to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement (including exhibits thereto) and to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Representatives may reasonably request. The Partnership will pay the expenses of printing or other production of all documents relating to the offering.

(f) The Partnership will arrange, if necessary, for the qualification of the Units for sale under the laws of such jurisdictions as the Representatives may designate and will maintain such qualifications in effect so long as required for the distribution of the Units; provided, that in no event shall the Partnership be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Units, in any jurisdiction where it is not now so subject.

(g) The Partnership will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Partnership, Tesoro, TRMC, Tesoro Alaska and each officer and director of the General Partner) directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any other Common Units or any securities convertible into, or exercisable, or exchangeable for, Common Units; or publicly announce an intention to effect any such transaction, for a period of 180 days after the date of the Underwriting Agreement, provided, however, that the Partnership may issue and sell Common Units pursuant to any employee benefit plan of the Partnership in effect at the Execution Time. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, the Partnership issues an earnings release or announces material news or a material event relating to the Partnership occurs; or (ii) prior to the expiration of the 180-day restricted period, the Partnership announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, then the restrictions imposed in this clause shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event. The Partnership will provide the Representatives and any co-managers and each individual subject to the restricted period pursuant to the lock-up letters described in Section 6(i) with prior notice of any such announcement or occurrence that gives rise to an extension of the restricted period.

(h) The Tesoro Entities will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Units.

(i) The Partnership agrees to pay the costs and expenses relating to the following matters: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Units; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Units, including any stamp or transfer taxes in connection with the original issuance and sale of the Units; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Units; (v) the registration of the Units under the Exchange Act and the listing of the Units on the NYSE; (vi) any registration or qualification of the Units for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification); (vii) any filings required to be made with FINRA; (viii) the transportation and other expenses incurred by or on behalf of the Partnership and the Representatives in connection with presentations to prospective purchasers of the Units; (ix) the fees and expenses of the Partnership’s accountants and the fees and expenses of counsel (including local and special counsel) for the Partnership; and (x) all other costs and expenses incident to the performance by the Partnership of its obligations hereunder, provided that except as provided in this Section 5 and in Sections 7 hereof, the Underwriters shall pay their own costs and expenses, including the costs and expenses of their counsel, any transfer taxes on the Units that they may sell and the expenses of advertising any offering of the Units made by the Underwriters.

(j) The Partnership agrees that, unless it has or shall have obtained the prior written consent of the Representatives, and each Underwriter, severally and not jointly, agrees with the Partnership that, unless it has or shall have obtained, as the case may be, the prior written consent of the Partnership, it has not made and will not make any offer relating to the Units that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Partnership with the Commission or retained by the Partnership under Rule 433; provided, that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Issuer Free Writing Prospectuses included in Schedule II hereto and any electronic road show. Any such free writing prospectus consented to by the Representatives or the Partnership is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Partnership agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(k) The Partnership will use the net proceeds received by it from the sale of the Units in the manner specified in the Registration Statement, the Disclosure Package and the Prospectus under “Use of Proceeds.”

(l) The Partnership will use its best efforts to effect and maintain the listing of the Common Units on the New York Stock Exchange.

6. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Firm Units and the Option Units, as the case may be, shall be subject to the accuracy of the representations and warranties on the part of the Tesoro Parties contained herein as of the Execution Time, the Closing Date and any settlement date pursuant to Section 3 hereof, to the accuracy of the statements of the Tesoro Parties made in any certificates pursuant to the provisions hereof, to the performance by the Tesoro Parties of their obligations hereunder and to the following additional conditions:

(a) The Prospectus and any supplement thereto have been filed in the manner and within the time period required by Rule 424(b); any material required to be filed by the Partnership pursuant to Rule 433(d) under the Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b) The Partnership shall have requested and caused Latham & Watkins LLP, McGuireWoods LLP, Richards, Layton & Finger, special counsel for the Partnership, and Charles S. Parrish, general counsel to the Partnership, to have furnished to the Representatives their respective legal opinions, dated the Closing Date and any settlement date pursuant to Section 3 hereof, and addressed to the Representatives, in form and substance reasonably satisfactory to the Representatives, substantially in the form set forth on Exhibits B-1, B-2, B-3 and B-4. In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws of any jurisdiction other than the State of Delaware, the State of New York, the State of Texas or the federal laws of the United States, the DGCL, the Delaware LP Act or the Delaware LLC Act, to the extent they deem proper and specified in such opinion, upon the opinion of other counsel of good standing whom they believe to be reliable and who are satisfactory to counsel for the Underwriters and (B) as to matters of fact, to the extent they deem proper, on certificates of responsible officers of the General Partner and public officials. References to the Prospectus in this paragraph (b) shall also include any supplements thereto at the Closing Date.

(c) The Representatives shall have received from Vinson & Elkins L.L.P., counsel for the Underwriters, such opinion or opinions, dated the Closing Date and any settlement date pursuant to Section 3 hereof, and addressed to the Representatives, with respect to the issuance and sale of the Units, the Registration Statement, the Disclosure

Package, the Prospectus (together with any supplement thereto) and other related matters as the Representatives may reasonably require, and the Partnership shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(d) The Partnership shall have furnished to the Representatives certificates of the officers of the General Partner, dated the Closing Date and any settlement date pursuant to Section 3 hereof, to the effect that the signers of each such certificate have carefully examined the Registration Statement, the Prospectus, the Disclosure Package, any Issuer Free Writing Prospectus and any amendment or supplement thereto, as well as each electronic roadshow used in connection with the offering of the Units, and this Agreement and that:

(i) the representations and warranties of the Tesoro Parties in this Agreement are true and correct on and as of the Closing Date and any settlement date pursuant to Section 3 hereof, with the same effect as if made on the Closing Date and any settlement date pursuant to Section 3 hereof, and the Tesoro Parties have complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied at the date hereof;

(ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the knowledge of the Tesoro Parties, threatened; and

(iii) since the date of the most recent financial statements included in the Disclosure Package and the Prospectus (exclusive of any supplement thereto), there has been no Material Adverse Effect except as described in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

(e) The Representatives shall have received from Ernst & Young LLP customary comfort letters dated the date of this Agreement, the Closing Date and any settlement date, and addressed to the Underwriters (with executed copies for each of the Underwriters) in the forms satisfactory to the Representatives, which letters shall cover, without limitation, the various financial disclosures contained in the Registration Statement, the Preliminary Prospectuses, the Prospectus and each Permitted Free Writing Prospectus.

References to the Prospectus in this paragraph (e) include any supplement thereto at the date of the letter.

(f) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any thereof) and the Prospectus (exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the Partnership Entities taken as a whole, whether or not arising from transactions in the ordinary course of business, except as described in the Disclosure Package and the Prospectus (exclusive of any supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Units as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

(g) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Tesoro Entities’ debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(h) The Units shall have been approved for listing and admitted and authorized for trading on the NYSE, and satisfactory evidence of such actions shall have been provided to the Representatives.

(i) At the Execution Time, the Partnership shall have furnished to the Representatives a letter substantially in the form of Exhibit A hereto from Tesoro, TRMC, Tesoro Alaska and each officer of and director of the General Partner and addressed to the Representatives.

(j) The Tesoro Parties shall have furnished to the Representatives evidence satisfactory to the Representatives that each of the Transactions shall have occurred or will occur as of the Closing Date, including the closing of the new credit facility pursuant to the Credit Agreement, in each case as described in the Disclosure Package and the Prospectus without modification, change or waiver (excluding the waiver of any condition precedent to initial funding by the administrative agent and/or lenders under the Credit Agreement), except for such modifications, changes or waivers as have been specifically identified to the Representatives and which, in the judgment of the Representatives, do not make it impracticable or inadvisable to proceed with the offering and delivery of the Units on the Closing Date on the terms and in the manner contemplated in the Disclosure Package and the Prospectus.

(k) The Representatives shall have received from the Tesoro Parties such additional documents and certificates as the Representatives or counsel for the Underwriters may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and Vinson & Elkins L.L.P., this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Partnership in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered at the office of, counsel for the Underwriters, at Vinson & Elkins L.L.P., 1001 Fannin St., Suite 2500, Houston, Texas 77002, on the Closing Date and any settlement date pursuant to Section 3 hereof.

7. Reimbursement of Underwriters’ Expenses. If the sale of the Units provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 9 or Section10(i) hereof or because of any refusal, inability or failure on the part of the Tesoro Parties to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, the Tesoro Parties will reimburse the Underwriters severally through Citigroup Global Markets Inc. on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Units.

8. Indemnification and Contribution.

(a) The Tesoro Parties jointly and severally agree to indemnify and hold harmless each Underwriter, the directors, officers, employees, agents and affiliates of each Underwriter and each person who controls any Underwriter within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Units as originally filed or in any amendment thereof, or in any Preliminary Prospectus, the Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Tesoro Parties will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of any Underwriter through the Representatives specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Tesoro Parties may otherwise have.

(b) Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Tesoro Parties, each of the General Partner’s directors and officers who sign the Registration Statement, and each person who controls the Tesoro Parties within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Tesoro Parties to each Underwriter, but only with reference to written information relating to such Underwriter furnished to the Partnership by or on behalf of such Underwriter through the Representatives specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have. The Tesoro Parties acknowledge that the statements set forth (i) in the last paragraph of the cover page regarding delivery of the Units and, under the heading “Underwriting”, (ii) the list of Underwriters and their respective participation in the sale of the Units, (iii) the sentences related to concessions and reallowances and (iv) the paragraph related to stabilization, syndicate covering transactions and penalty bids in the Preliminary Prospectus, the Prospectus and any Issuer Free Writing Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in the Preliminary Prospectus, the Prospectus and any Issuer Free Writing Prospectus.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Tesoro Parties and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Tesoro Parties and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Tesoro Parties on the one hand and by the Underwriters on the other from the offering of the Units; provided, however, that in no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Units) be responsible for any amount in excess of the underwriting discount or commission applicable to the Units purchased by such Underwriter hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Tesoro Parties and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Tesoro Parties on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Tesoro Parties shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses and applicable structuring and advisory fees) received by the Partnership, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Tesoro Parties on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Tesoro Parties and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8(d), each person who controls an Underwriter within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Partnership within the meaning of either the Act or the Exchange Act, each officer of the Partnership who shall have signed the Registration Statement and each director of the Partnership shall have the same rights to contribution as the Tesoro Parties, subject in each case to the applicable terms and conditions of this paragraph (d).

9. Default by an Underwriter. If any one or more Underwriters shall fail to purchase and pay for any of the Units agreed to be purchased by such Underwriter or

Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the amount of Units set forth opposite their names in Schedule I hereto bears to the aggregate amount of Units set forth opposite the names of all the remaining Underwriters) the Units which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate amount of Units that the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate amount of Units set forth in Schedule Ihereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Units, and if such nondefaulting Underwriters do not purchase all the Units, this Agreement will terminate without liability to any nondefaulting Underwriter or the Partnership. In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Registration Statement and the Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Partnership and any nondefaulting Underwriter for damages occasioned by its default hereunder.

10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Partnership prior to delivery of and payment for the Units, if at any time prior to such time (i) trading in the Partnership’s Common Units shall have been suspended by the Commission or the NYSE or trading in securities generally on the NYSE shall have been suspended or limited or minimum prices shall have been established on such Exchange, (ii) a banking moratorium shall have been declared either by federal or New York State authorities, (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Units as contemplated by the Preliminary Prospectus or the Prospectus (exclusive of any supplement thereto) or (iv) there has occurred any material adverse effect in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the completion of the offering or to enforce contracts for the sale of the Units.

11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Tesoro Parties or any of their officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Tesoro Parties or any of the officers, directors, managers, employees, agents or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Units. The provisions of Section 7 and Section 8 hereof shall survive the termination or cancellation of this Agreement.

12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to the Citigroup Global Markets Inc. General Counsel (fax no.: (212) 816-7912) and confirmed to the General Counsel, Citigroup Global Markets Inc., at 388 Greenwich Street, New York, New York, 10013, Attention: General Counsel; Merrill Lynch at One Bryant Park, New York, New York 10036, attention of Syndicate Department, with a copy to ECM Legal; Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD- and Wells Fargo Securities, LLC, 375 Park Avenue, New York, New York 10152, Attention: Equity Syndicate; or, if sent to the Tesoro Parties, will be mailed, delivered to Charles S. Parrish, 19100 Ridgewood Parkway, San Antonio, Texas 78259, with a copy by email to charles.s.parrish@tsocorp.com.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, affiliates, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

14. No fiduciary duty. Each of the Tesoro Parties hereby acknowledge that (a) the purchase and sale of the Units pursuant to this Agreement is an arm’s-length commercial transaction between the Tesoro Parties and the Underwriters and any affiliate through which it may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Tesoro Parties and (c) the engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, each of the Tesoro Parties agree that it is solely responsible for making their own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Tesoro Parties on related or other matters). Each of the Tesoro Parties agree that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to any of the Tesoro Parties in connection with such transaction or the process leading thereto.

15. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Tesoro Parties and the Underwriters, or any of them, with respect to the subject matter hereof.

16. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

17. Waiver of Jury Trial. Each of the Tesoro Parties hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

19. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

20. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Preliminary Prospectus that is generally distributed to investors and used to offer the Units, (ii) the Issuer Free Writing Prospectuses, if any, identified in Schedule II hereto and (iii) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Preliminary Prospectus” shall mean any preliminary prospectus referred to in Section 1(a) above and any preliminary prospectus included in the Registration Statement at the Effective Date that omits Rule 430A Information.

“Prospectus” shall mean the prospectus relating to the Units that is first filed pursuant to Rule 424(b) after the Execution Time.

“Registration Statement” shall mean the registration statement referred to in Section 1(a) above, including exhibits and financial statements and any prospectus supplement relating to the Units that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430A, as amended at the Execution Time and, in the event any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective prior to the Closing Date, shall also mean such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be.

“Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430A” and “Rule 433” refer to such rules under the Act.

“Rule 430A Information” shall mean information with respect to the Units and the offering thereof permitted to be omitted from the Registration Statement when it becomes effective pursuant to Rule 430A.

“Rule 462(b) Registration Statement” shall mean a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the registration statement referred to in Section 1(a) hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Tesoro Parties and the several Underwriters.

Very truly yours,

Tesoro Corporation

By: Name:	/s/ Gregory J. Goff Gregory J. Goff
Title:	President

Tesoro Logistics GP, LLC

By: Name:	/s/ Phillip M. Anderson Phillip M. Anderson
Title:	President

Tesoro Logistics LP

By:	Tesoro Logistics GP, LLC,
its general partner

By: Name:	/s/ Phillip M. Anderson Phillip M. Anderson
Title:	President

Tesoro Refining and Marketing Company

By: Name:	/s/ Gregory J. Goff Gregory J. Goff
Title:	President

[Signature Page to Underwriting Agreement]

Tesoro Alaska Company

By: Name:	/s/ Gregory J. Goff Gregory J. Goff
Title:	President

[Signature Page to Underwriting Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

Citigroup Global Markets Inc.

By: Name:	/s/ Dylan Tornay Dylan Tornay
Title:	Managing Director

Wells Fargo Securities, LLC

By: Name:	/s/ David Herman David Herman
Title:	Director

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By: Name:	/s/ Paul Davis Paul Davis
Title:	Managing Director

Credit Suisse Securities (USA) LLC

By: Name:	/s/ Robert Hendricks Robert Hendricks
Title:	Director

For themselves and the other several Underwriters named in Schedule I to the foregoing Agreement.

[Signature Page to Underwriting Agreement]

SCHEDULE I

Number of Firm Units
Underwriters	to be Purchased
Citigroup Global Markets Inc.	2,925,000
Wells Fargo Securities, LLC	2,925,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,950,000
Credit Suisse Securities (USA) LLC	1,950,000
Barclays Capital Inc.	650,000
Deutsche Bank Securities Inc.	650,000
RBC Capital Markets, LLC	650,000
J.P. Morgan Securities LLC	650,000
Raymond James & Associates, Inc.	650,000

Total	13,000,000

I-1

SCHEDULE II

Schedule of Issuer Free Writing Prospectuses included in the Disclosure Package

None.

II-1

EXHIBIT A

FORM OF LOCK-UP LETTER

[_], 2011

Citigroup Global Markets Inc.

Wells Fargo Securities, LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Credit Suisse Securities (USA) LLC

As Representatives of the several Underwriters,

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), among Tesoro Corporation., Tesoro Logistics GP, LLC, Tesoro Logistics LP (the “Partnership”), Tesoro Refining and Marketing Company, Tesoro Alaska Company and you as Representatives (the “Representatives”) of a group of Underwriters named therein, relating to an underwritten public offering of common units representing limited partner interests in the Partnership (“Common Units”).

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any Common Units of the Partnership or any securities convertible into, or exercisable or exchangeable for such Common Units, or publicly announce an intention to effect any such transaction, for a period of 180 days after the date of the Underwriting Agreement (the “Lock-up Period”), except for transfers of Common Units or any security convertible into Common Units as a bona fide gift; provided that in the case of any such transfer (i) each donee or distribute shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of Common Units, shall be required or shall be voluntarily made during the restricted period referred to above.

Notwithstanding the foregoing paragraph, if (i) during the last 17 days of the Lock-up Period, the Partnership issues an earnings release or announces material news or a material event relating to the Partnership occurs; or (ii) prior to the expiration of the Lock-up Period, the Partnership announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-up Period, then the restrictions imposed in the preceding paragraph shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Citigroup Global Markets Inc. waives, in writing, such extension. The undersigned hereby acknowledges that the Partnership has agreed in the Underwriting Agreement to provide written notice of any event that would result in an extension of the Lock-up Period and agrees that any such notice properly delivered will be deemed to have given to, and received by, the undersigned.

If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

Yours very truly,